Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-897896) of DENTSPLY International Inc. of our report dated June 26, 2009, relating to the statements of net assets available for benefits of the DENTSPLY International Inc. 401(k) Savings Plan as of December 31, 2008 and 2007 and the related statements of changes in net assets available for benefits for the years then ended, and the supplementary schedule as of December 31, 2008, which appears in the December 31, 2008 Annual Report (Form 11-K) of the DENTSPLY International Inc. 401(k) Savings Plan.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

York, Pennsylvania

June 26, 2009